Exhibit 99.1

AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
395 Village Drive
Poinciana, FL 34759
Allen J. Anderson
(863) 427-7000

Avatar Holdings Inc.
Announces Third Quarter Results

Poinciana, FL (November 15, 2011) – Avatar Holdings Inc. (NASDAQ: AVTR) (the "Company" or "Avatar"), a developer and builder of active adult and conventional home communities in Arizona and Florida, today announced results for its third quarter ended September 30, 2011.

The Company reported a net loss of $121.6 million or $9.76 per diluted share, on revenues of $14.7 million for the three months ended September 30, 2011, compared to a net loss of $9.5 million or 84 cents per diluted share on revenues of $9.6 million for the three months ended September 30, 2010.  The results reflect third quarter non-cash impairment charges of $95.2 million. The impairment charges during the quarter primarily relate to land holdings that are no longer aligned with the Company’s long-term business plans.  In addition, the Company performed an interim impairment test related to its goodwill and determined that the goodwill in the amount of $17.2 million was fully impaired.

For the nine months ended September 30, 2011, the Company reported a net loss of $148.2 million or $11.91 per share, diluted on revenues of $55.3 million, compared to a net loss of $25.4 million or $2.26 per diluted share on revenues of $36.5 million for the nine months ended September 30, 2010.

During the three months ended September 30, 2011, the Company closed on 43 homes, a 65% increase from the 26 units closed during the three months ended September 30, 2010.  Dollar volume more than doubled to $10.3 million, compared to $5.1 million for three months ended September 30, 2010.

During the nine months ended September 30, 2011, the Company closed on 118 homes, compared to 121 units during the nine months ended September 30, 2010.  Dollar volume increased to $27.2 million, compared to $23.3 million for nine months ended September 30, 2010.

The number of housing contracts signed, net of cancellations, during the three months ended September 30, 2011 more than tripled to 77, compared to 22 for the three months ended September 30, 2010.  The dollar volume of contracts signed increased to $17.0 million compared to $3.7 million for the three-months ended September 30, 2010.

The number of housing contracts signed, net of cancellations, for the nine months ended September 30, 2011 increased 43% to 172 compared to 120 for the nine months ended September 30, 2010.  The dollar volume of contracts signed increased by 61% to $39.4 million compared to $24.5 million for the nine months ended September 30, 2010.

The backlog of homes under contract but not yet closed at September 30, 2011 more than tripled to 97 units representing a contract amount of $23.7 million compared to 24 units with a value of $6.7 million at September 30, 2010.

During the nine months ended September 30, 2011, the Company closed on the sale of commercial, industrial and other land sales generating pre-tax profits of approximately $5.0 million.

Chief Executive Officer Allen J. Anderson said, "During the third quarter, the Company launched a significant market research and strategic planning initiative, with assistance from the real estate consulting firm of RCLCO, to position it for growth once the homebuilding economy returns to a more normalized level of activity. As part of its strategic planning exercise, the Company identified non-core assets throughout its 32,000 acres of land holdings.  The Company intends to market these non-core assets in an orderly manner to generate cash flow, reduce carry costs and allow for reinvestment consistent with its longer term strategy."

The Company is continuing its ongoing efforts to improve operating efficiencies by identifying areas of its business where it can reduce expenses.  During the quarter it took further steps to reduce staffing and other operating expenses. As a result of staff reductions, the Company incurred severance expense of approximately $0.5 million for the three and nine months ended September 30, 2011.  The Company expects the staff reductions will result in a decrease of approximately $4.0 million annually in expenses.

During the three months ended September 30, 2011, the Company also incurred a $12.8 million charge for an increase in the stated liability associated with its Rio Rico assets due to a change in estimated utility completion costs.

Mr. Anderson said "The impairment, severance and lease termination charges this quarter reflect the Company’s new strategic direction and ongoing efforts to improve operating efficiencies.”  Mr. Anderson continued, "During the quarter the Company initiated steps to outsource certain activities including golf course and home owner association management. These combined steps will significantly reduce payroll costs and associated staff headcount from over 200 to less than 100 employees at calendar year end. Our strategic plan may cause us to expand our staff in the future. The Company also materially reduced operations in Coral Gables, and will close that office by calendar year end.”

“Avatar has a core strength in the active adult community business which serves a demographic that is projected to see significant growth throughout this decade.  We are closely examining the lifestyle expectations of this group and intend to adapt or develop new product offerings to meet their needs,” Anderson said.  The Company anticipates that aggregate cash on hand, cash flow generated through operations, and sales of land will provide sufficient liquidity to fund its business for 2011 and 2012.

The Company will hold a conference call and webcast on Tuesday, November 15, 2011 to discuss its third quarter 2011 financial results.  The conference call will begin at 2:00 p.m. EST on November 15, 2011.  The conference call can be accessed live over the phone by dialing (866) 393-0676 or for international callers by dialing (973) 200-3090, please dial-in 10 minutes before the start of the call.  A replay will be available on November 15, 2011 at 5:00 p.m and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 26795157.  The replay will be available until Tuesday, November 22, 2011.  In order to access the live webcast, please go to the Investors section of Avatar's website at http://www.avatarhomes.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. Avatar's principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; at Seasons at Tradition in Port St. Lucie, Florida; and at the recently-acquired active adult community of CantaMia in Goodyear, Arizona. Avatar's common shares trade on NASDAQ under the symbol AVTR.

This news release, the conference call and the webcast contain "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Avatar.  Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release.  Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, the conference call and the webcast, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements.  Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older.  Avatar disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

SELECTED FINANCIAL DATA FOR THE NINE AND THREE MONTHS ENDED

SEPTEMBER 30,  2011 AND 2010

(Unaudited – Dollars in thousands except per share data)

	Nine Months				Three Months
	2011		2010		2011		2010

Total Revenues		$55,281		$36,498		$14,703		$9,573

Loss before income taxes	$	(148,221)		$(26,190)		$(121,343)		$(10,039)

Income tax benefit	$	(350)		$375	$	(350)		$375

Net loss attributable to non-controlling Interests	$	(387)	$	(417)	$	(132)	$	(145)

Net loss attributable to Avatar	$	(148,184)		$(25,398)		$(121,561)		$(9,519)

Basic and diluted Loss Per Share	$	(11.91)	$	(2.26)	$	(9.76)		$(0.84)

 Selected Balance Sheet Data

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$134,427	$115,502

Total assets	$435,806	$545,451

Notes, mortgage notes and other debt	$115,335	$77,057

Avatar’s Stockholders’ equity	$272,081	$418,934

Avatar’s Stockholders’ equity per share	$20.97	$32.47